Dated the 5th Day of February 1998
                       ----------------------------------



                           POWERHOUSE RESOURCES, INC.

                                   As Borrower



                          CHUNG AN INVESTMENTS LIMITED

                                    As Lender


                 -----------------------------------------------

                               FACILITY AGREEMENT
                       relating to a term loan facility of
                                  US$1,000,000

                 -----------------------------------------------






                                ANGELA WANG & CO
                                   Solicitors
                        15th Floor Entertainment Building
                             30 Queen's Road Central
                                    Hong Kong

                              (Our Ref : AW/970700)

                                TABLE OF CONTENTS
                                -----------------
Clause                                                               Page
------                                                               ----

  1.       Interpretation                                              1
  2.       Amount and Purpose                                          4
  3.       Conditions Precedent                                        5
  4.       Drawing                                                     6
  5.       Interest                                                    7
  6.       Repayment, Extension and Prepayment                         7
  7.       Fees and Expenses                                           7
  8.       Representations and Warranties                              8
  9.       Undertakings                                               10
 10.       Changes in Circumstances                                   13
 11.       Payments                                                   15
 12.       Default                                                    16
 13.       Indemnity                                                  18
 14.       Further Provisions                                         19

           Schedule 1 - List of Joint Venture Contracts for New Projects

           Schedule 2 - Promissory Note

           Schedule 3 - Memorandum of Charge

           Schedule 4 - Stock Option Agreement

           Schedule 5 - Deed of Cancellation

THIS FACILITY AGREEMENT is made on 5th February 1998.


BETWEEN :

(1) POWERHOUSE RESOURCES, INC., a company incorporated in the State of Colorado, U.S.A. having its registered office at 1624 Market Street, Suite 303, Denver, Colorado, U.S.A. (the "Borrower");

AND

(2) CHUNG AN INVESTMENTS LIMITED, a company incorporated in the Bahamas and having its registered office at P O Box CB-12751, Nassau, New Providence, Bahamas (the "Lender").


WHEREBY IT IS AGREED :-
-----------------------

1.   INTERPRETATION

1.1 Definitions : In this Agreement the following expressions have, except where the context otherwise requires, the meanings respectively shown opposite them :-

     Business Day   a day (other  than a Saturday or Sunday) on which the Lender is open in Hong Kong for the transaction of business of the nature required by this Agreement and also, in relation to a day on which a payment is required, in the place where such payment is to be made in accordance with this Agreement
                    Provided that "Business Day" when referred to in the definition of "LIBOR" shall mean only a day on which banks are open in London for transaction of business of the nature required by this Agreement;

     Common Shares  the Common  Shares of the  Borrower  of par value of US$0.01 each;

     Deed of        the  deed of  assignment  between  Powerhouse  Electric  and
     Assignment     Emerging Utilities Limited dated 25 September 1997;

     Deed of        the deed of  cancellation  between  Powerhouse  Electric and
     Cancellation   Emerging   Utilities   Limited  in  substantially  the  form
                    attached hereto in Schedule 5;

     Disclosure     the  disclosure  letter  dated  20  January  1998  from  the
     Letter         Borrower to the Lender;

     Drawing the amount of the drawing made or to be made under the Facility following the delivery of a Drawing Notice under clause 4.1;

     Drawing Notice a notice of drawing duly  completed  and signed on behalf of the Borrower;

     Drawing Period the period commencing on the date of this Agreement and ending on the close of business in Hong Kong on the date falling 7 days from the date of this Agreement;


     Event of        any of the events mentioned in clause 12.1;
     Default


     Facility the term loan facility the terms and conditions of which are set out in this Agreement;

     Governmental   any  action,  authorization,   consent,  approval,  licence,
     Approval       lease,   ruling,   permit,   tariff,   rate   certification,
                    exemption,   filing   or   registration   by  or  with   any
                    Governmental Authority;

     Governmental any governmental department, commission, board, bureau, Authority agency, regulatory authority, instrumentality, judicial or
                    administrative   body,   domestic  or   foreign,   national,
                    provincial or local having jurisdiction over the matter or matters in question;

     Joint Venture  the joint  venture  companies  formed  pursuant to the Joint
     Companies      Venture Contracts to carry out the Projects;

     Joint Venture  the  three  joint  venture  contracts  namely : (1)  between
     Contracts      Powerhouse  Electric and Guangdong  Huilai  County's  Penhui
                    Power Co Ltd ( ) dated 24 September 1994 for the development and operation of the Guangdong Huilia Kuicheng Power Station and to construct and operate the Guangdong Huilai Kuicheng
                    1x3,960 kilowatt diesel fuel power station; (2) between Powerhouse Electric and Guangdong Huilai County's Penhui
                    Power Co Ltd ( ) dated 24 September 1994 for the development and operation of the Guangdong Huilai Shenquan Power Station and to construct and operate the Guangdong Huilai Shenquan
                    1x3,960 kilowatt diesel fuel power station; (3) between Powerhouse Electric and Guangdong Fengshun County's Fenglian
                    Power Co Ltd ( ) dated 25 September 1994 for the development and operation of the Guangdong Fengshun Kiucheng Power
                    Station and to construct and operate the Guangdong  Fengshun
                    1x3,960 kilowatt diesel fuel power station; and the 5 joint venture contracts for new projects details of which are set out in the Schedule 1 to this Agreement;

      Loan the aggregate principal amount of the Drawing made and for the time being outstanding;

      Loan Period   the  period  from the date of  Drawing  until the  Repayment
                    Date;

      Margin        two per cent (2.0%);

      Memorandum a mortgage of all the Borrower's shares in its wholly owned of Charge subsidiary Powerhouse Electric executed by the Borrower in favour of the Lender in the substantially form attached hereto in Schedule 3;

     Powerhouse     Powerhouse  Electric Limited, a company  incorporated in the
     Electric       Bahamas which is a wholly owned subsidiary of the Borrower;

     PRC Partners   the  parties  to the  Joint  Venture  Contracts  other  than
                    Powerhouse Electric;

     Projects       the  power  projects   referred  to  in  the  Joint  Venture
                    Contracts;

     Promissory     Note the promissory  note for  US$1,000,000  executed by the
                    Borrower in favour of the Lender in respect of the Loan in substantially the form attached hereto in Schedule 2;

     Repayment      Date  subject  to the terms of this  Agreement,  the date 30
                    September 1998 on which the Loan shall be repaid unless such date is extended in accordance with Clause 6.2;

     Security       the Promissory Note and the Memorandum of Charge;
     Documents

     Security       any  mortgage,  charge,  pledge,  lien,  right  of set  off,
     Interest       encumbrance  or  any  security   interest  or   preferential
                    arrangement whatsoever, howsoever created or arising;

     Stock Option   the  Stock  Option  Agreement  between  the  Lender  and the
     Agreement      Borrower in Agreement the substantially form attached hereto in Schedule 4;

     Subsidiary     has the meaning  ascribed to it in the  Companies  Ordinance
                    (Cap 32) of the Laws of the Hong Kong Special Administrative
                    Region;

     LIBOR the rate per annum as determined (which determination shall be conclusive) by the Lender to be equal to the arithmetic mean (rounded upwards, if necessary to the nearest whole multiple of one sixteenth of one per cent) of the respective rates of each of the banks as selected by the Lender whose rates appear on the screen page designated LIBO published or reported by Reuters Limited through its Reuters monitor service or any equivalent successor to such page (the "Reuters Screen") as the rate at which it is offering deposits in dollars for a period comparable to that for which such rate is to be determined in the London interbank market at or about 11.00 a.m. (London time) on the second Business Day before the proposed date of the Drawing or date for which computation of LIBOR is required for the purposes of this Agreement;

     $, US$ and     the lawful  currency of the United  States of America and in
     dollars        relation to all  payments  to be made under this  Agreement, same day funds settled  through the New York Clearing  House
                    Interbank Payment System or such other funds as may for the time being be customary for the settlement in New York City of international payments in dollars.

1.2 Construction : Except where the context otherwise requires, any reference in this Agreement to :-

     an "agreement" also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

     the "assets" of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues);

     the "Borrower"and the "Lender", include references to their respective successors in title, permitted assigns and permitted transferees;

     an "Event of Default" includes a reference to any event which, with the giving of notice and/or the lapse of time and/or a determination being made under the relevant sub-clause, would constitute an Event of Default;

     a "guarantee" also includes any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

     "indebtedness" includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

     a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, request or requirement is addressed);

     a "month" shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and references to "months" shall be construed accordingly) save that, if there is no numerically corresponding day in the month in which a period ends, that period shall end on the last day in that later month and that, where any such period would otherwise end on a non-Business Day, it shall end on the next Business Day unless that day falls in the calendar month succeeding that in which it otherwise would have ended, in which case it shall end on the next preceding Business Day; and

     "Subsidiary" and "Subsidiaries" includes a Subsidiary and Subsidiaries for the time being of the Borrower whether or not existing or created or acquired before or after the date of this Agreement.

1.3  Clause headings are for ease of reference only.


2.   AMOUNT AND PURPOSE
     ------------------

2.1 Amount : The maximum aggregate principal amount of the Facility is $1,000,000 (one million dollars).

2.2 Purpose : The Facility shall be made available to the Borrower at its office in Hong Kong and shall be used to finance the Projects, complete the outstanding audits of the Borrower and its Subsidiaries, prepare the necessary documents for the re-listing of the Borrower's shares on NASDAQ and associated legal and professional fees and working capital as approved by the Lender from time to time.


3.   CONDITIONS PRECEDENT
     --------------------

3.1 Conditions Precedent : The Facility shall become available to the Borrower after the Lender has received the documents listed below, in each case, in form and content satisfactory to the Lender :-

     (a) letters of consent from the PRC Partners to the change of registered and beneficial ownership of the entire issued share capital of Powerhouse Electric under the terms of the Memorandum of Charge;

     (b) the Deed of Cancellation duly executed by Powerhouse Electric and Emerging Utilities Limited;

     (c)  the Memorandum of Charge duly executed by the Borrower;

     (d)  the Stock Option Agreement duly executed by the Borrower;

     (e)  the Promissory Note duly executed by the Borrower;

     (f) the resignation of the Borrower's representatives on the Board of the Directors of Powerhouse Electric and the resignation of the Borrower's representatives on the Board of Directors of the Joint Venture Companies other than Mr Dennis Dowd and Mr Sam Leung Kam Sham;

     (g) certified copies of board resolutions of the Borrower, Powerhouse Electric and Emerging Utilities Limited approving the terms of the Deed of Cancellation, and of the Borrower approving the terms of this Agreement, the Memorandum of Charge and Promissory Note;

     (h) opinion letter from a firm of lawyers in People's Republic of China as to the effect of the Deed of Cancellation and the Memorandum of Charge on the Joint Venture Contracts and such other matters as the Lender may require and in terms satisfactory to the Lender;

     (i) opinion letter from a firm of lawyers in the United States of America as to the enforceability of this Agreement, the Promissory Note, the Stock Option Agreement and the Memorandum of Charge and such other matters as the Lender may require and in terms satisfactory to the Lender;

     (j) opinion letter from a firm of lawyers in the British Virgin Islands as to the registration and enforceability of the Memorandum of Charge and such other matters as the Lender may require and in terms satisfactory to the Lender;

     (k) an agreement and deed of undertaking from such numbers of shareholders of the Borrower as shall be sufficient to pass a resolution to increase the share capital of the Borrower undertaking (inter alia) to retain ownership of their shares and to vote their shares in favour of increasing the authorised capital of the Borrower sufficiently to enable the Common Shares to be issued and allotted to the Lender in accordance with the terms of the Stock Option Agreement;

     (l) that a Settlement Agreement is entered into with Combined Energy Inc in terms satisfactory to the Lender and the initial deposit of US$100,000.00 having been paid by the Borrower to Combined Energy Inc; and

     (m)  any other documents as the Lender may require.

3.2 Notice : The Lender shall notify the Borrower after it has received all documents in accordance with clause 3.1.


4.   DRAWING
     -------

4.1  Drawing : If :

     (a) no Event of Default has occurred or would occur as a result of the making of the Drawing;

     (b) the Lender has actually received a Drawing Notice by 11.00 a.m. (Hong Kong time) on the third Business Day or such later date as the Lender may agree before the proposed date of the Drawing;

     (c) there has been no material adverse change in the financial condition of the Borrower since the date of the Disclosure Letter;

     (d) each of the representations and warranties mentioned in clause 8.1 remains accurate at the date of the Drawing as if given on that date by reference to the facts and circumstances then existing;

     (e) LIBOR can be determined in respect of the Loan Period for the proposed Drawing,

     then, subject to the provisions of this Agreement, the Borrower may on a Business Day during the Drawing Period, but not thereafter, request for a single Drawing under the Facility.

4.2  Amount : The amount of the Drawing shall be US$1,000,000.


4.3 Irrevocability : A Drawing Notice shall be irrevocable and, subject to clause 10, the Borrower shall borrow the stated amount on the stated date.

4.4  Escrow Account :

     (a) The proceeds of the Drawing shall be paid into a separate escrow account of the Borrower opened specifically for the purpose of receiving and disbursing the Loan in accordance with the purpose set out in Clause 2.2 at a bank in Hong Kong approved by the Lender.

     (b) Such escrow account shall be operated by one signatory appointed by the Lender and one signatory appointed by the Borrower.

     (c) The signatories appointed by the Borrower for the purpose of operating the escrow account shall be Mr Dennis Dowd and Mr Sam Leung Kam Sham and the signatories appointed by the Lender shall be Mr Chung Ho and Mr Lai Cheuk Kiu.

     (d) Payments from the escrow account will only be made in accordance with budgets approved by the Lender unless otherwise agreed by the Lender.


5.   INTEREST
     --------

5.1 Period : Interest shall be payable in one lump sum on the Repayment Date in respect of the entire Loan Period.

5.2 Rate : The rate of interest payable on Drawing for the Loan Period shall be the rate per annum (as determined by the Lender) to be the aggregate of the Margin and LIBOR which the Lender shall notify to the Borrower.

5.3 Payment : Interest under this Agreement shall be calculated on the basis of actual days elapsed with monthly rests and a 360-day year.


6.   REPAYMENT, EXTENSION AND PREPAYMENT
     -----------------------------------

6.1 Repayment : Subject to the provisions of this Agreement, the amount of the Loan shall be repaid in one lump sum together with all interest accrued thereon on the Repayment Date.

6.2 Extension : The Lender may in its sole discretion without giving any reasons therefor extend the Repayment Date to on or before 31 October 1998 by written notice to the Borrower at any time prior to 31 July 1998, in which case the entire outstanding loan and all interest thereon and other charges under this Agreement and the Security Documents shall be repayable on or before 31 October 1998.

6.3 Prepayment : The Borrower shall not be entitled to prepay the Loan except as required under this Agreement.


7.   FEES AND EXPENSES
     -----------------

7.1 Expenses : The Borrower shall on demand pay, in each case on the basis of a full indemnity :-

     (a) to the Lender, all expenses (including legal, printing, publicity and out-of-pocket expenses) incurred in connection with the negotiation, preparation or completion of this Agreement; and

     (b) to the Lender, all expenses (including legal and out-of-pocket expenses) incurred in connection with any variation, consent or approval relating to this Agreement or in connection with the preservation, the enforcement or the attempted preservation or enforcement of any of the rights of the Lender under this Agreement.

7.2 Stamp Duty : The Borrower shall pay any stamp, documentary and other duties and taxes to which this Agreement may be subject or give rise and shall fully indemnify the Lender from and against any losses or liabilities which it may incur as a result of any delay or omission by the Borrower to pay any such duties or taxes.


8.   REPRESENTATIONS AND WARRANTIES
     ------------------------------

8.1 The Borrower acknowledges that the Lender has entered into this Agreement in full reliance on representations by the Borrower in the following terms; and the Borrower now warrants to the Lender that :-

     (a) Status : the Borrower is duly incorporated with limited liability and validly existing under the laws of the State of Colorado in the U.S.A;

     (b) Powers and Authorisations : the documents which contain or establish the Borrower's constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all authorisations of any governmental or other authority have been duly and unconditionally obtained and are in full force and effect which are required to authorise, the Borrower to own its assets, carry on its business as it is now being conducted, and sign and deliver, and perform the transactions contemplated in, this Agreement and the Security Documents to which it is party and this Agreement and the Security Documents to which it is party constitute valid and binding obligations of the Borrower enforceable in accordance with their terms;

     (c) Non-violation : neither the signing and delivery of this Agreement and the Security Documents nor the performance of any of the transactions contemplated therein will :-

          (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Borrower or any of its assets is bound or affected; or

          (ii) cause any limitation on it or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded;

     (d) Consents : no registration, recording, filing or notarisation of this Agreement or any of the Security Documents and no payment of any duty or tax and no other action whatsoever is necessary or desirable to ensure the validity, enforceability or priority in the relevant jurisdictions of the liabilities and obligations of the Borrower or the rights of the Lender under this Agreement and the Security Documents;

     (e) No Default : no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which the Borrower or any of its assets is bound or affected, being a contravention or default which might either have a material adverse effect on the business, assets or condition of the Borrower or materially and adversely affect its ability to observe or perform its obligations under this Agreement;

     (f) Litigation : save as disclosed in the Disclosure Letter no litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims either have a material adverse effect on its business, assets or condition or materially and adversely affect its ability to observe or perform its obligations under this Agreement, is presently in progress or pending or, to the best of the knowledge, information and belief of the Borrower, threatened against the Borrower or any of its assets;

     (g) Tax Liabilities : all necessary returns have been delivered by or on behalf of the Borrower to the relevant taxation authorities and the Borrower is not in default in the payment of any taxes of a material amount, and no material claim is being asserted with respect to taxes which is not disclosed in the Disclosure Letter;

     (h) No Security : none of the assets of the Borrower is affected by any Security Interest, and the Borrower is not a party to, nor is it or any of its assets bound by, any order, agreement or instrument under which the Borrower is, or in certain events may be, required to create, assume or permit to arise any Security Interest, other than any permitted under clause 9.1(a) or disclosed in writing to the Lender on or before the date of this Agreement;

     (i) Shareholding in Powerhouse Electric : the Borrower is the registered and beneficial owner of the entire issued share capital of Powerhouse Electric;

     (j) Governmental Approvals in respect of the Projects : all Governmental Approvals necessary in connection with (i) the due execution and delivery of, and performance by Powerhouse Electric and the PRC Partners of their respective obligations and the exercise of their respective rights under, the Joint Venture Contracts and (ii) the construction and operation of the Projects as contemplated by the Joint Venture Contracts to be obtained by the Borrower or any other person have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, are held in the name of Powerhouse Electric and are free from conditions or requirements compliance with which could reasonably be expected to have a material adverse effect on the Borrower's or Powerhouse Electric's ability to perform its obligations hereunder or under the Security Documents or the Joint Venture Contracts or which the Borrower does not reasonably expect to be able to satisfy. There is no proceeding pending or, to the best knowledge of the Borrower, threatened that seeks or may be expected to rescind, terminate, modify or suspend any such Governmental Approval. The information set forth in each application and other written material submitted by the Borrower or Powerhouse Electric to the applicable Governmental Authority in connection with each such Governmental Approval is accurate and complete in all material respects. The Projects will conform to and comply in all material respects with all Governmental Approvals and the Joint Venture Contracts applicable thereto and all applicable laws. The Borrower has no reason to believe that the Lender will not be entitled, without undue expense or delay, to the benefit of each Governmental Approval upon the exercise of remedies under the Security Documents. The Borrower has furnished the Lender with a true and complete copy of each Governmental Approval heretofore obtained or made by the Borrower;

     (k) Licenses and other Rights : the Borrower has all licences, trademarks, trade names, service marks, copyright, patents or agreements with respect to the usage of technology or other permits that are necessary for the Projects without any conflict with the rights of any other person and without any obligation to pay royalties or license fees therefor in amounts in excess of those already disclosed to the Lender;

     (l)  Joint  Venture  Contracts : each Joint  Venture  Contract  constitutes
          legal,   valid  and  binding   obligations  of  the  parties   thereto
          enforceable in accordance with its terms;

     (m) Disclosure : the written information furnished by the Borrower in connection with the Projects and set out in the Disclosure Letter does not contain any untrue statement or omit to state any fact the omission of which makes the statements therein, in the light of the
          circumstances  under  which  they  were  made,  misleading,   and  all
          expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful enquiry by the Borrower; and

     (n) Information : the Borrower has fully disclosed in writing to the Lender all facts relating to the Borrower which the Borrower knows or should reasonably know and which are material for disclosure to the Lender in the context of this Agreement.

8.2 Survival : The representations and warranties set out in this clause 8 shall survive the signing and delivery of this Agreement and the making of each Drawing.


9.   UNDERTAKINGS
     ------------

9.1 The Borrower undertakes with the Lender that, from the date of this Agreement until all its liabilities under this Agreement have been discharged :

     (a) Ranking and Negative Pledge : the liabilities of the Borrower under this Agreement rank and will at all times rank at least equally and rateably (pari passu) in point of priority and security with all its other liabilities (both actual and contingent) except :-

          (i)  liabilities  which  are  subject  to liens or  rights  of set off arising in the normal course of the Borrower's and any Subsidiary's business and the aggregate amount of which is not material; and

          (ii) liabilities which are preferred solely by Colorado and United States law and not by reason of any Security Interest,

          and the Borrower will not create or permit to exist over all or any part of the Borrower's business or assets, and will procure and ensure that each Subsidiary will not create or permit to exist over all or any part of that Subsidiary's business or assets, any Security Interest (other than any permitted under sub-paragraphs (i) and (ii) above and other than any disclosed in writing to the Agent on or before the date of this Agreement pursuant to clause 8.1(h));

          (b) Purpose : the Borrower will use the Loan only for the purposes stated in clause 2.2;

          (c) Consents : the Borrower will maintain in full force and effect all relevant Governmental Approvals and other authorisations (governmental and otherwise) and will promptly make all reports and filings and do all such other things and will obtain any further authorisation or Governmental Approval which may become necessary to enable it to perform any of the transactions contemplated by this Agreement and the Security Documents and to undertake the Projects;

          (d) Default : if the Borrower becomes aware of the occurrence of an Event of Default it will forthwith notify the Lender and provide the Lender with full details of any steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of the Event of Default or otherwise in connection with it and it will from time to time on request deliver to the Lender a certificate signed by an Authorised Director confirming that no Event of Default has occurred or is subsisting;

          (e) Conduct of Business : the Borrower will conduct its businesses in a proper and efficient manner and will not make any investments or conduct operations other than those in the ordinary course of its business;

          (f)  Accounts : it will deliver to the Lender :-

               (i)  as soon as available its audited consolidated accounts;

               (ii) as soon as available unaudited consolidated accounts;

               (iii)details  of  significant  developments  in  any  litigation, arbitration or administrative proceedings commenced by or against the Borrower or in respect of which the Borrower is involved;

               (iv) at the  same  time as sent to its  shareholders,  any  other documents or information sent to its shareholders as such;

               (v) promptly, such additional financial or other information as the Lender may from time to time reasonably request;

          (g) Preparation of Accounts : the financial statements referred to in paragraph (f) shall be prepared on a basis consistently applied in accordance with generally accepted accounting principles in the United States and these financial statements shall give a true and fair view of the results of the operations of the affairs of the Borrower and its Subsidiaries for the period to which the financial statements are made up and shall disclose or reserve against all liabilities (actual or contingent) of the Borrower and its Subsidiaries;

          (h) Compliance with Laws; Adverse Regulatory Changes : the Borrower shall comply with and ensure that Powerhouse Electric complies with all applicable laws. The Borrower shall from time to time obtain all Governmental Approvals as shall now or hereafter be necessary under any applicable law in connection with the construction, operation or maintenance of the Projects and shall comply with all such Governmental Approvals. The Borrower shall promptly furnish a true and complete copy of each such Governmental Approval to the Lender. The Borrower shall use its best efforts to contest any proceedings before any Governmental Authority and to resist any proposed adverse changes in any applicable law to the extent that such proceedings or changes are directed specifically toward the Projects or could reasonably be expected to materially and adversely affect the financial condition of the Borrower or the ability of the Borrower or Powerhouse Electric to observe or perform any of its obligations under this Agreement, the Security Documents or the Joint Venture Contracts;

          (i) Project Construction, Operation and Maintenance : the Borrower shall (or shall procure that Powerhouse Electric shall) (i) cause the Projects to be duly constructed and completed in accordance with generally accepted construction engineering practice and generally accepted construction procedures; (ii) maintain, preserve and operate the Projects and all of its other properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and in accordance with generally accepted prudent construction engineering practices; and (iii) restore, replace or rebuild its property, or any part thereof now or hereafter damaged or destroyed by any casualty (whether or not insured against or insurable) except any such property that the Borrower determines in good faith with the approval of the Lender (which approval shall not be unreasonably delayed or withheld) not to be necessary to the conduct of its business or the business of Powerhouse Electric;

          (j) Insurance : the Borrower shall and shall procure that Powerhouse Electric keep their respective business and assets (which shall without limitation include the Projects and all buildings, equipment, machinery, vehicles and other assets used in or otherwise relating to the Projects) insured with reputable underwriters or insurance companies in the manner and to the extent usual for companies carrying on a business such as that carried on by it and, from time to time upon the request of the Lender, furnish to the Lender evidence as to its compliance with its obligations under this paragraph;

          (k) Inspection : the Borrower shall permit and shall procure that the PRC Partners permit representatives of the Lender and any professional advisers appointed by the Lender for the purposes of this Agreement to visit and inspect its and Powerhouse Electric's Projects, to examine their books of record and account and any documents received by any of them from any other party in connection with the Projects, to make copies and abstracts therefrom, and to discuss their affairs, finances and accounts with their principal officers, engineers and independent accountants and professional advisers (and by this provision the Borrower authorises and shall procure that Powerhouse Electric authorises such accountants and professional advisers to discuss with such persons such affairs, finances and accounts, whether or not a representative of the Borrower or Powerhouse Electric is present, but after prior notice to the Borrower or Powerhouse Electric, as the case may be, of such discussions), all at such reasonable times during business hours and at such intervals as such person may desire. Without limiting the foregoing, the representatives of the Lender and any professional advisers appointed by the Lender shall have the right to inspect the Projects from time to time and to witness and verify any performance tests conducted pursuant to or in connection with this Agreement or the Joint Venture Contract. The Borrower shall at all times cause a complete set of the original plans (and all supplements thereto) relating to the Projects to be maintained at the Projects' sites and available for inspection by such representatives;

          (l) Progress of the Project : the Borrower shall notify the Lender of each stage of completion of the Project and shall furnish to the Lender promptly such information or documents in relation to the Project as the Lender may require from time to time;

          (m) Borrower's Indebtedness : save for the Loan, the Borrower shall not, without the prior written consent of the Lender make any loans, incur any indebtedness, give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, save in the ordinary course of business;

          (n) Dividends : the Borrower shall not declare any dividends without the prior written consent of the Lender;

          (o) Auditor : the Borrower shall appoint auditors acceptable to the Lender for each of its financial years;

          (p) Directors : the Borrower shall permit the Lender to appoint two directors of the Borrower, the initial appointees being Mr Chung Ho and Mr Robin De Morgan. If requested by the Lender, the Borrower shall procure that the directors appointed by the Borrower of Powerhouse Electric or the Joint Venture Companies shall resign and directors nominated by the Lender appointed in their place;

          (q) Further Assurance : the Borrower will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may consider necessary or desirable for giving full effect to this Agreement or securing to the Lender the full benefits of all rights, powers and remedies conferred upon each of them in this Agreement.

10.  CHANGES IN CIRCUMSTANCES
     ------------------------


10.1 Illegality : If the Lender determines that the introduction, imposition or variation of any law or any change in the interpretation or application of any law makes it unlawful or impracticable without breaching such law for it to allow all or part of the Facility or the Loan to remain outstanding or to fund all or part of the Drawing or the Loan or to give effect to any of its obligations under this Agreement or to charge or receive interest at the rate applicable :-

     (a) the Lender shall notify the Borrower and the Lender's obligation to fund the Drawing shall forthwith be suspended and the Facility shall be suspended to such extent;

     (b) the Borrower shall, upon being so notified, prepay to the Lender all of the Loan in accordance with clause 10.5 on such date as the Lender shall certify to be necessary to comply with the relevant law and the Facility shall be cancelled.

10.2 Increased Costs : Where the Lender determines that, as a result of the introduction or variation of any law or any change in the interpretation or application of any law (which shall for this purpose include any removal or modification of any exemption currently in force of the Borrower or the Lender), or compliance with any request (whether or not having the force of law) from any central bank or other fiscal, monetary or other authority or agency (including, without limitation, a directive or request which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement), the cost to the Lender of making or maintaining or funding the Loan is increased or the amount of any sum received or receivable by it in respect of the Loan or the effective return to it under this Agreement is reduced or it is obliged to make any payment (except in respect of tax on its overall net income) or foregoes any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by it from the Borrower under this Agreement, then :-

     (a) the Lender shall notify the Borrower of such event promptly upon its becoming aware of such event;

     (b) the Borrower shall, within 14 days of such notification, pay to the Lender such amounts as the Lender from time to time and at any time (including after a prepayment of part of the Loan) notifies the Borrower to be necessary to compensate it for such increased cost, reduction, payment or forgone interest or return; and

     (c) at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue :-

          (i) at the Borrower's irrevocable election, by notice to the Lender, the Lender's obligation to fund in the Drawing shall terminate and the Facility shall be cancelled to such extent; and

          (ii) the Borrower may upon giving the Lender not less than 30 days' notice which shall be irrevocable, prepay to the Lender the Loan subject to and in accordance with clauses 10.4 and 10.5.

10.3 Market Disruption : If, in relation to the Loan Period :-

     (i) the Lender determines that, by reason of circumstances affecting the London interbank market generally, reasonable and adequate means do not or will not exist for ascertaining under clause 5.2 a rate of interest applicable to the Drawing, the Loan or any part of it; or

     (ii) the Lender is notified that deposits in dollars are not in the ordinary course of business available in the London interbank market for a period equal to the Loan Period in amounts sufficient to fund the Loan;

     the Lender shall forthwith notify the Borrower, and

     (a) no Drawing shall be made while such circumstances continue to exist and, at the Borrower's irrevocable election (by notice to the Lender), the Facility may be cancelled;

     (b) whilst such circumstances exist the Lender shall negotiate with the Borrower for a period of seven (7) days with a view to agreeing an alternative basis for continuing the Loan. Any alternative basis agreed in writing by the Lender shall take effect in accordance with its terms. If no agreement is reached within seven (7) days of the Lender's notification to the Borrower of the existence of the circumstances referred in this clause, the Facility shall be cancelled.

10.4 Prepayment : Where the Borrower has given notice under clause 10.2 to prepay the Loan :-

     (a)  the Borrower shall provide the Lender with satisfactory  evidence that
          all   authorisations   necessary   to   the   prepayment   have   been
          unconditionally obtained;

     (b) the amount of the prepayment shall become due and payable on expiry of the period specified in the notice to the Lender; and

10.5 Amount : On prepaying the Loan under this clause, the Borrower shall pay to the Lender accrued interest on the Loan together with all other amounts due to the Lender as may be applicable provided that for the avoidance of doubt, no premium or penalty shall be payable on such prepayment but the Borrower shall indemnify the Lender in respect of any cost or loss incurred by the Lender for breaking any interest or funding period.

10.6 Certificates : Any determination or notification by the Lender concerning any matter referred to in this clause shall, in the absence of manifest error, be conclusive evidence as to that matter and shall be binding on the Borrower and the Lender.

11.  PAYMENTS
     --------

11.1 By the Borrower : All payments to be made by the Borrower for the account of the Lender shall be made in dollars not later than 10.00 a.m. (Hong Kong time) on the relevant day to such account as the Lender may have notified the Borrower in writing.

11.2 Withholdings : All payments by the Borrower under this Agreement, whether in respect of principal, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by applicable laws in which event the Borrower shall :-

     (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

     (b) forthwith pay to the Lender such additional amount so that the net amount received by the Lender will equal the full amount which would have been received by it had no such deduction or withholding been made;

     (c) pay to the relevant taxation or other authorities within the period for payment permitted by applicable laws the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this subclause);

     (d) furnish to the Lender, as soon as practicable and in any event not more than 10 days after the period for payment permitted by applicable laws a copy of an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid; and

11.3 Judgment Currency : If, under any applicable law, whether as a result of a judgment against the Borrower or the liquidation of the Borrower or for any other reason, any payment under or in connection with this Agreement is made or is recovered in a currency (the "other currency") other than that in which it is required to be paid hereunder (the "original currency") then, to the extent that the payment to the Lender (when converted at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Agreement, the Borrower shall as a separate and independent obligation, fully indemnify the Lender against the amount of the shortfall; and for the purposes of this subclause "rate of exchange" means the rate at which the Lender is able on the relevant date to purchase the original currency with the other currency.

11.4 Date : If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month of the year, on the preceding Business Day Provided that if the Repayment Date falls on a date which is not a Business Day, it shall be deemed for all purposes to fall on the preceding Business Day.

12.  DEFAULT
     -------

12.1 Events

     If :-

     (a) Non-payment : the Borrower fails to pay any amount due under this Agreement or the Security Documents on the due date or on demand, if so payable;

     (b) Breach of Obligation : the Borrower fails to observe or perform any of its obligations under this Agreement or the Security Documents or under any undertaking or arrangement entered into in connection therewith, other than an obligation of the type referred to in clause 12.1(a) and, in the case of a failure capable of being remedied, the Lender does not determine, within seven (7) days after the Borrower became aware of the failure, that it has been remedied to the Lender's satisfaction;

     (c) Misrepresentation : any representation, warranty or statement which is made (or acknowledged to have been made) by the Borrower in this Agreement or the Security Documents or which is contained in any certificate, statement, legal opinion or notice provided under or in connection with this Agreement or the Security Documents proves to be incorrect in any material respect, or if repeated at any time with reference to the facts and circumstances subsisting at such time would not be accurate in all material respects;

     (d) Invalidity : any provision of this Agreement, the Security Documents or the Joint Venture Contracts is or becomes for any reason invalid or unenforceable;

     (e) Disposal of assets : any of the Borrower or Powerhouse Electric transfers or disposes of, or threatens to transfer or dispose of, by one or more transactions or series of transactions (whether related or not) the whole or any part amounting in value to 20% or more of its business or assets unless in the normal course of its business;

     (f) Cessation of business : any of the Borrower or Powerhouse Electric changes or threatens to change the nature or scope of its business, suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or indirectly, or any Governmental Authority expropriates or threatens to expropriate or nationalise or seize or compulsorily acquire all or part of the assets of the Borrower or Powerhouse Electric and the result of any of the foregoing is, in the determination of the Lender, materially and adversely to affect its financial condition or the Borrower's ability to observe or perform its obligations under this Agreement or the Security Documents or the Joint Venture Contracts;

     (g) Cross-default : any indebtedness of the Borrower or of Powerhouse Electric becomes due or capable of being declared due before its stated maturity, any guarantee or similar obligation of the Borrower or of Powerhouse Electric is not discharged at maturity or when called or the Borrower or Powerhouse Electric goes into default under, or commits a breach of, any instrument or agreement relating to any such indebtedness, guarantee or other obligation;

     (h) Appointment of receiver, legal process : an encumbrancer takes possession of, or a trustee, receiver or similar officer is appointed in respect of, all or any part of the business or assets of the Borrower or of Powerhouse Electric or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven days of being levied, enforced or sued out, or any Security Interest which may for the time being affect any of its assets becomes enforceable;

     (i) Insolvency, etc. : the Borrower or Powerhouse Electric becomes unable to pay its debts as they fall due or suspends or threatens to suspend making payments (whether of principal or interest) with respect to all or any class of its debts or otherwise becomes or is declared insolvent;

     (j) Composition, Winding-Up : the Borrower or Powerhouse Electric convenes a meeting of its creditors or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Borrower or Powerhouse Electric (other than for the purposes of and followed by a reconstruction previously approved in writing by the Lender, unless during or following such reconstruction the Borrower or Powerhouse Electric becomes or is declared to be insolvent);

     (k) Analogous Proceedings : anything analogous to any of the events specified in paragraphs (h), (i) or (j) occurs under the laws of any applicable jurisdiction;

     (l) Moratorium : the government of Hong Kong, the People's Republic of China or United States or any competent authority thereof declares or requests a moratorium on the payment of any of the Borrower's or Powerhouse Electric's indebtedness or the government of Hong Kong, the People's Republic of China or United States commences negotiations with any of the Borrower's or Powerhouse Electric's creditors with a view to a general readjustment or rescheduling of any of its indebtedness or any other restriction is imposed or sought to be imposed by the government of Hong Kong, the People's Republic of China or United States or any competent authority thereof which restricts or might restrict or otherwise adversely affect full and punctual payment by the Borrower of all or any of their respective obligations under this Agreement or the Security Documents;

     (m) Abandonment of Project : the Borrower or Powerhouse Electric shall, in the opinion of the Lender, have abandoned the Projects or any of them;

     (n) Compulsory Acquisition : there shall be any circumstance or event in consequence of which the Projects or any portion thereof shall be temporarily or permanently condemned or seized or taken by any Governmental Authority under power of eminent domain or otherwise;

     (o) Security in Jeopardy : if in the Lender's opinion the construction or operation of the Projects or the security created by any of the Security Documents is in jeopardy, or the security created by the Security Documents is incapable of being perfected or registered;

     (p) Material Adverse Change : a material adverse change occurs in the financial condition or operating environment of the Borrower or Powerhouse Electric;

     (q) Event affecting Borrower : any event occurs or circumstances exist which, in the reasonable opinion of the Lender, affects or may affect the ability of the Borrower to perform any of its obligations under this Agreement or any of the Security Documents, then, at once or at any time thereafter, the Lender upon the request of the Lender shall, by notice to the Borrower, declare the Loan to be immediately due and payable and the Facility to be cancelled, whereupon the Loan shall become so due and payable together with accrued interest thereon and any other amounts then payable under this Agreement and the Security Documents.


13.  INDEMNITY
     ---------

13.1 As a separate and independent obligation, the Borrower shall fully indemnify the Lender from and against any expense, loss, damage or liability (as to the amount of which the certificate of the Lender shall, in the absence of manifest error, be conclusive) which it may incur as a consequence of the occurrence of any Event of Default, of any failure to borrow in accordance with a Drawing Notice or of any prepayment under this Agreement or otherwise in connection with this Agreement. Without prejudice to its generality, the foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to carry any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund the Loan (or any part of the Loan) or any other amount due or to become due under this Agreement.

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



14.  FURTHER PROVISIONS
     ------------------

14.1 Evidence of Indebtedness : In any proceedings relating to this Agreement a statement as to any amount due to the Lender under this Agreement which is certified as being correct by an officer of the Lender and shall unless otherwise provided in this Agreement, and save for manifest error, be prima facie evidence that such amount is in fact due and payable.

14.2 Application of Moneys : If any sum paid or recovered in respect of the liabilities of the Borrower under this Agreement is less than the amount then due, the Lender may apply that sum to interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Lender shall determine.

14.3 Rights Cumulative, Waivers : The rights of the Lender under this Agreement are cumulative, may be exercised as often as they consider appropriate and are in addition to their rights under the general law. The rights of the Lender in relation to this Facility and/or the Loan (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on its part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

14.4 Notices : Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post, facsimile or telex to the addresses given in this Agreement or at such other address as the recipient may have notified to the other parties in writing. Proof of posting or despatch of any notice or communication to the Borrower shall be deemed to be proof of receipt :-

     (a)  in the case of a letter, on the seventh Business Day after posting;

     (b) in the case of any notice or communication made by facsimile, when confirmed by an activity report indicating that the correct number of pages was sent to the correct facsimile number and that such facsimile message was well-received;

     (c) in the case of any notice or communication made by telex, when despatched and the correct answerback is received.

     Any communication to the Lender must actually be received by the Lender before such communication becomes effective.

14.5 English Language : All notices or communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

14.6 Invalidity of any provision : If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7 Conflict with Promissory Note : In the event of any conflict between the provisions of this Agreement and the Promissory Note, the provisions of this Agreement shall prevail.

14.8 Benefit of Agreement :

     (a) This Agreement shall benefit and be binding on the parties, their respective successors and any permitted assignee or transferee of some or all of a party's rights or obligations under this Agreement. Any reference in this Agreement to any party shall be construed accordingly.

     (b) The Borrower shall not assign its rights or transfer its obligations under this Agreement or any part thereof.

     (c) The Lender may assign its rights under this Agreement or any part thereof or transfer its obligations hereunder or any part thereof (the consent by the Borrower to such transfer being hereby irrevocably given by the Borrower to the Lender).

14.9 Choice of Law : This Agreement is governed by, and shall be construed in accordance with, the laws of the Hong Kong Special Administrative Region.

14.10 Submission to Jurisdiction and Waiver of Immunity :

     (a)  The Borrower irrevocably :-

          (i) submits to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region;

          (ii) consents to service of process by mail or in any other manner permitted by the relevant law;

          (iii)waives any objections on the ground of venue or forum non conveniens or any similar grounds.

     (b) The Borrower irrevocably waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) and from all forms of execution or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws.

     (c) The Borrower shall at all times maintain an agent for service of process in Hong Kong. Such agent shall be Mr Sam Leung Kam Sham of C-3 28/F Elizabeth House, 254 Gloucester Road, Hong Kong and any writ, judgment or other notice of legal process shall be sufficiently served on the Borrower if delivered to such agent at its address for the time being. The Borrower undertakes not to revoke the authority of the above agent and if, for any reason, any such agent no longer serves as agent of the Borrower to receive service of process, the Borrower shall promptly appoint another such agent, shall advise the Lender thereof and shall deliver promptly to the Lender the acceptance by such agent of its appointment.

SIGNED BY THE AUTHORISED REPRESENTATIVES OF THE PARTIES.


SIGNED by /s/ Dennis Dowd, Sam Leung, and Mark Chapman    )
                                                          )
for and on behalf of                                      )
Powerhouse Resources Inc                                  )
in the presence of :-                                     )



SIGNED by /s/ Yuen Wai                                    )
                                                          )
for and on behalf of                                      )
Chung An Investments Limited                              )
in the presence of :-                                     )